Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

August 7, 2015

Gladstone Land Corporation

1521 Westbranch Drive

Suite 100

McLean, Virginia 22102

Re: Registration Statement on Form S-3, File No. 333-194539

Ladies and Gentlemen:

We have served as Maryland counsel to Gladstone Land Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company having an aggregate offering price of up to $30,000,000. The Shares are covered by the above-referenced Registration Statement, and all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related base prospectus included therein;

2. The Prospectus Supplement, dated August 7, 2015 (the “Prospectus Supplement”);

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, (a) the sale and issuance of the Shares and (b) the delegation to a committee of the Board (the “Offering Committee”) of all of the powers that may lawfully be delegated to a committee of the Board in connection with the issuance and sale of Common Stock, certified as of the date hereof by an officer of the Company;

Gladstone Land Corporation

August 7, 2015

7. Resolutions (the “Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”), adopted by the Offering Committee relating to, among other matters, (a) the authorization of the execution, delivery and performance by the Company of the Sales Agreements (as defined below), (b) the sale and issuance of the Shares and (c) the delegation to certain officers of the Company (the “Authorized Officers”) of the power to determine, within certain parameters, the number of Shares and the offering price of each Share to be sold from time to time pursuant to the Sales Agreements, certified as of the date hereof by and officer of the Company;

8. The Sales Agreements, both dated August 7, 2015 (each a “Sales Agreement” and collectively the “Sales Agreements”), by and among the Company, Gladstone Land Limited Partnership, a Delaware limited partnership, and Cantor Fitzgerald & Co. and Ladenburg Thalmann & Co. Inc.;

9. A certificate executed by an officer of the Company, dated as of the date hereof; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Gladstone Land Corporation

August 7, 2015

5. The Shares will not be issued or transferred in violation of Article 7 of the Charter.

6. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7. The number of Shares, and the offering price of each Share, to be issued by the Company from time to time pursuant to the Sales Agreements will be determined by the Authorized Officers in accordance with the Resolutions (with such determinations referred to hereinafter as the “Officer Instructions”) prior to the issuance thereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Prospectus Supplement, the Sales Agreements, the Resolutions and the Officer Instructions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any mater as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Gladstone Land Corporation

August 7, 2015

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the offering described in the Prospectus Supplement (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP